PRICING SUPPLEMENT NO. 10                       FILED PURSUANT TO RULE 424(b)(5)
DATED AUGUST 8, 2002 TO                               REGISTRATION NO. 333-65886
PROSPECTUS DATED AUGUST 9, 2001
AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001

                      AMERICAN GENERAL FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES G
                                 (FLOATING RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $50,000,000                      Original Issue Date: August 13, 2002
Agents' Discount or Commission:  $70,000           Stated Maturity: August 12, 2004
Net Proceeds to Issuer: $49,930,000                Interest Rate: Federal Funds Rate + 25 bps
Form:   [ x ] Book Entry [   ] Certificated        CUSIP No.:  02635PRR6

      The notes are being placed through or purchased by the Agents listed below:

      J.P. Morgan Securities Inc.         $25,000,000           Capacity:    [ x ] Agent    [   ] Principal
      Wachovia Securities, Inc.           $25,000,000           Capacity:    [ x ] Agent    [   ] Principal

If as Agent: The notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Principal :   [  ]  The notes are being offered at varying prices related to prevailing market prices at the time of resale.

                    [  ]  The notes are being offered at a fixed initial public offering price of ___% of principal amount.


Initial Interest Rate:                       To be determined
Interest Reset Dates:                        Daily                                      INTEREST RATE BASIS OR BASES:

Interest Payment Dates:                      Quarterly on the 12th day of each          [  ]  CD Rate
                                             February, May, August and November,        [  ]  CMT Rate
                                             commencing November 12, 2002

Regular Record Dates:                        15 calendar days prior to each                   [  ]  CMT Telerate Page 7051
                                             Interest Payment Date

Spread (+/-):  +25 bps                                                                        [  ]  CMT Telerate Page 7052
Spread Multiplier:  N/A                                                                             [   ]  One-Week Average Yield
Maximum Interest Rate: N/A                                                                          [   ]  One-Month Average Yield
Minimum Interest Rate:  N/A

Index Maturity:  Daily                                                                  [ ]   Commercial Paper Rate
                                                                                        [ ]   Eleventh District Cost of Funds Rate
INTEREST CALCULATION:                                                                   [x]   Federal Funds Rate
[ x ] Regular Floating Rate Note:                                                       [ ]   LIBOR
[   ] Floating Rate/Fixed Rate Note                                                           [ ] LIBOR Reuters
           Fixed Rate Commencement Date:                                                      [ ] LIBOR Telerate
           Fixed Interest Rate:                                                         [ ]   Prime Rate
[   ] Inverse Floating Rate Note                                                        [ ]   Treasury Rate
           Fixed Interest Rate:                                                         [ ]   Other ______________

Redemption Provisions:
[ x ]     The notes cannot be redeemed prior to the Stated Maturity.
[   ]     The notes may be redeemed prior to the Stated Maturity.
          Initial Redemption Date:
          Initial Redemption Percentage:   ___%
          Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
[ x ]     The notes cannot be repaid prior to the Stated Maturity.
[   ]     The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
          Optional Repayment Date(s):

Other Provisions:  None.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,992,000,000 aggregate principal amount of offers to purchase notes.

                               ------------------

J.P. Morgan Securities Inc. ("JPMorgan") will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

                               ------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.